Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Organogenesis Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees To Be Paid	Equity	Series A Convertible Preferred Stock, par value $0.0001 per share	Rule 457(i)	130,000	$1,000.00(2)	$130,000,000	$0.00015310	$19,903.00

Fees To Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(i)	34,285,653(3)	—	—	—	(4)

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$130,000,000		$19,903.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$19,903.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act. There currently is no public market for the shares of Series A Convertible Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Convertible Preferred Stock being registered hereunder represents the purchase price of $1,000 per share paid by the selling stockholders named herein in connection with the sale of the Series A Convertible Preferred Stock to the selling stockholders pursuant to the Subscription Agreement, dated November 12, 2024.

(3)

Estimated based on the total number of shares of Class A common stock issuable upon the conversion of the Series A Convertible Preferred Stock at the initial conversion rate of 263.7358 shares of Class A common stock per share of Series A Convertible Preferred Stock, subject to certain adjustments, as set forth in the Certificate of Designations, dated November 12, 2024.

(4)

Under Rule 457(i), there is no additional filing fee payable with respect to the shares of Class A common stock issuable upon conversion of the Series A Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.